Exhibit 99.1
Company Name: Murphy USA Inc. (MUSA)
Event: Jefferies Consumer Conference
Date: June 20, 2022

<<Rob Dickerson, Jefferies>>

Thank you. Welcome everyone to the Jefferies Nantucket Consumer Conference. I'm honored to be joined in this fireside chat by President and CEO, Andrew Clyde of Murphy USA where he has led the company's successful value creation strategy since its spinoff in 2013. And obviously with gas prices elevated and Murphy a low cost provider there's plenty for us to discuss today. So welcome Andrew and with that, I think we'll just kick it off.

<<Andrew Clyde, President and Chief Executive Officer>>

Great, Rob.

<<Rob Dickerson, Jefferies>>

Super. So maybe just to start I guess kind of broadly speaking, maybe if you could just discuss current operating environment maybe why you believe Murphy USA holds a clear competitive advantage in such an elevated price backdrop?

<<Andrew Clyde, President and Chief Executive Officer>>

Sure. Look, as we think about the current environment, I'd make two points. One, it's definitely challenging across the country for retailers broadly, but I think one of the most interesting things is just how quickly and rapidly things have changed. We're kicking off our annual planning cycle meeting with our leadership team tomorrow and the team put together a slide that showed a number of macro factors that we looked at back when we were planning last year in September versus where we are today.

Inflation is up 320 basis points, oil is up $50 a barrel, gasoline prices are up about $1.72, hourly wages are up almost $1. The gap between those unemployed and those looking for jobs increased from 4 million people to 6 million and consumer sentiment has dropped 22 points to 50%. So that is a very different environment than companies were facing six months ago. And I think for us, it just highlights even more, what our advantage is. It starts with the markets we're in, the customer segments that we serve, and it's all about the low-cost high-velocity operating model that we run.

Our markets have not been as affected as much, prices aren't as high. The range in price from our highest markets to our lowest market is not as wide. And so we haven't seen sort of the level of demand destruction that people talk about broadly when they think the east coast or the west coast, our lower income consumer doesn't have as many options to get to work. So this is a non-discretionary set of purchases for them and so while their gallons may be off a little bit, we're attracting a lot of new customers in this environment as people seek out value.

And with this margin pass-through that we've seen, really highlighted since the beginning of COVID, that continues even in rising price environments. With a low cost model, we keep more of that margin and with the high throughputs, we create more earnings and free cash flow from that phenomenon. So it's absolutely a challenging environment, but a lot of those things just line up very well, given who we serve, where we serve them and how we serve them.

<<Rob Dickerson, Jefferies>>

Okay, perfect. So look fuel volumes still seem to be running a bit below pre-pandemic levels. But they're also growing every year. I guess, given your low cost position in the market, do you believe you can actually continue to grow those volumes despite the higher prices? And if so, does that volume growth actually improve overall operating leverage and lead to offsets of other cost pressures?

<<Andrew Clyde, President and Chief Executive Officer>>

Yeah, I think the answer to both is yes. We noted in our last earnings call that we were above 2019 levels as we entered Q1. And if I look at kind of Q2 trends versus Q1 back in 2019 we're up. So we're continuing to grow volumes, year-over-year volume growth is strong. We have this panel of a 100,000 consumers so we can track their spending behavior and they're down slightly. But because gallons are up on a per store basis mid-to-high single digits, we are clearly taking share by growing new customers that, as I said before, are seeking value and coming to value brands like Murphy.

What that allows us to do is create that operating leverage because of the higher throughputs, and because of the lower cost model, we're able to keep more of the margin pass through to sustain the earnings.

<<Rob Dickerson, Jefferies>>

Fair enough. So my next question I think is, fairly top of mind for many investors just around the rising cost environment, right? Normally margins seem to be lower as cost are elevated as pricing, doesn't always fully offset and at times that pricing can actually lag those costs. What we're seeing now seems a bit different, right? A little different dynamics, where the margins are actually higher and that seems to be driven by faster, more pronounced pricing. So I'm just curious from your perspective, what's driving that delta relative to history. And do you believe that's sustainable?

<<Andrew Clyde, President and Chief Executive Officer>>

Yeah. Well, if you're talking about the more rapid rise in prices versus what we might have seen historically when commodity prices rose; the street price lagged. I think it's back to this basic fundamental truth that the smaller operator is feeling so much pressure, whether it's labor, whether it's supply chain, whether it's credit card fees. They don't know what the next ugly surprise is around the corner. And so there's an incentive on their part to move prices up more quickly.

They've already lost volume. They'll continue to lose a little bit of volume, so that's part of the equation as well. And where we may have seen some lagging on the way up before the next cost increase or unanticipated surprise to their business model, they're more motivated to increase prices more quickly. And then when prices fall off a little bit, frankly they're a little bit more reluctant to lower prices because with the volatility we've seen, certainly since the Ukraine invasion they could be down $0.10 or $0.20 one day and then pop right back within a day or two. And so there's almost a hesitation to do anything that can move you out of your desired margin position.

So I think ultimately it's the cost pressure. The fact small retailers are struggling to keep their head above water, and this is what allows them to do that.

<<Rob Dickerson, Jefferies>>

Okay, got it. And then just quickly, just in terms of the larger industry and some of these smaller retailers that might be under pressure, I'm just curious, is your perspective kind of ongoing consolidation potential in the industry? I mean, it sounds as if there are some smaller players that are more pressured, it's still a somewhat fragmented space, do you foresee kind of ongoing consolidation or do you believe it just some of these other operators are now kind of operating, kind of with a different strategy on the go forward with respect to the pricing?

<<Andrew Clyde, President and Chief Executive Officer>>

I think you'll see both. Look, the industry's been consolidating significantly since the 1990s. The supermajors started, they divested and then the jobbers picked up those brands and now they're still aggregating and consolidating. And with 60% of the industry still being single store operators, it's going to be a fragmented industry for a really, really long time. And those operators have learned how to adapt and continue to adapt.

And as long as they're able to pass through a few cents here and there into higher prices to offset the cost, the credit card fees and the lower volumes and other losses that they have, they'll be able to persist. And there'll be opportunities for those that are more active in consolidation to take advantage when maybe that family business is ready to sell or they get an offer, they can't refuse.

<<Rob Dickerson, Jefferies>>

All right, fair enough. Okay. Maybe we could just shift to station OPEX, in Q1 I think somewhat close to the low end of your 2022 guidance. And it was also lower sequentially relative to the back half of last year. But this is all while the cost environment seemingly continues to inflate or at least to some extent. So I'm just curious, as we think about that Q1 result, would you say that's somewhat sustainable kind of as we move through the year or there are certain puts and takes that we always see kind of the going forward could adjust out of it?

<<Andrew Clyde, President and Chief Executive Officer>>

Sure. Well, Q1 is always seasonally a lower, a shoulder season, if you will. So it probably wasn't representative of the year. We're not immune from the cost challenges others are facing. And what I would say is our normalized set of operating costs are more likely to be for the full year on the higher end of our OPEX guidance. If you think about anything that involves labor, whether it's our staff or services contract, those labor costs are real and we've got to be competitive in that market.

And that's the single largest source of the increases that we're seeing. Also anything associated with higher fuel prices, whether it's in the hydrocarbon value chain, like plastic bags or thermal printer paper or diesel surcharges or delivery cost or credit card fees that's a smaller portion of the cost base, but those costs are up significantly. I would describe them as being a little bit more temporal price related and should come back down.

The labor one's going to be interesting to see how that plays out over time, whether all of the labor increases we've seen stick or if there's any deflation on those. One thing I would note though is, I think both the C-store industry as well as Murphy USA is advantaged, when we think about these costs, certainly on the labor side, it's a bigger piece of our cost structure, maybe relative to some other industries, but our ability to pass through those higher costs in our cents per gallon margin in an efficient manner, I think it's been proven now for the last couple of years or so.

That's an advantage we have over other retail industries. I think Murphy's advantaged because we have a smaller format and footprint and are efficient with how we do it. Certainly the industry is probably more impacted by higher fuel prices, certainly the credit card fees versus other retail industries. But the big news over the last two, three weeks has been all the distressed inventory that the big retailers are going to have to unload. We move things in our industry very quickly. And so we don't have those sorts of headwinds to deal with, and certainly Murphy USA, because of its scale, innovation and partners is well positioned there.

We did choose to make an investment in our staff in June through a special incentive program that I alluded to in the last earnings call with a real focus on: One, appreciating everything they're doing for us, but Two, with a goal of retaining staff, getting our staff to work more normal hours versus overtime hours, creating an incentive that we can talk about in the marketplace where it allows us to recruit staff as well as keep up the momentum on the sales and engagement that we have with our store staff and they have with customers.

So this is a special bonus that pays out over the hundred days of summer to all staff from the cashier, part-time cashier, all the way to the store manager and district manager. And so that one time cost that's not built into our long run operating cost will cause us to be a little above the high-end of that guidance, but it wouldn't be something you would bake in into the future. And we're already seeing positive early results from that investment.

The momentum that we saw on merchandise sales and upselling has continued into June and our staff are highly engaged. More importantly, our applicant pool has gone back to levels that we haven’t seen prior to March or April of 2020. And Rob, that was a big concern for us, right, those applicants, had declined. Over time, it began to impact hours of operation. We’d gotten it back to kind of a hire-to-term ratio of around one. And we asked ourselves, what do we need to do to really move the needle and improve and get all the stores up to their full complement while keeping our existing staff engaged? Maybe a part-time worker working a few extra hours, working an extra shift to minimize the overtime. And so we think there are going to be some real positive benefits from that investment.

<<Rob Dickerson, Jefferies>>

Okay. Got it. And then just more specifically that investment is essentially, it’s incentive comp or that’s just essentially wage increase?

<<Andrew Clyde, President and Chief Executive Officer>>

It’s going to be special bonus incentive comp paid that you’ll see in the labor operating expenses.

<<Rob Dickerson, Jefferies>>

Got it. And that’s a – but that’s still kind of, that would be consistent on the go forward that’s not just like a one time?

<<Andrew Clyde, President and Chief Executive Officer>>

No, it’s a one time deal. We’re going to pay it out weekly over the 100 days of summer.

<<Rob Dickerson, Jefferies>>

Got it. Got it. Okay.

<<Andrew Clyde, President and Chief Executive Officer>>

But you wouldn’t bake it into 2023 or forward earnings. And I think that’s one of the things as we thought about how can we do the right things by our staff without fundamentally building a higher structural cost into our business for the long run. So the team thought long and hard about it. This is what we designed. It’s been highly impactful. I was out visiting stores all weekend and every cashier, assistant manager I talked to was appreciative and thankful we were able to do that to help them out.

<<Rob Dickerson, Jefferies>>

Got it. Got it. Perfect. Okay. So maybe we could just talk about or see how much you actually talk about in detail. In terms of the directionality potential EBITDA, right. I’ve frequently had this question asked by investors of what’s the reversion risk right of profitability that we saw in Q1 as we get through this year and then into next year, right. Does the market become more competitive? How can Murphy USA actually retain this cents per gallon that they were able to post in the first quarter?

While at the same time, there could be changes within the operating environments such that maybe what you do this year is not exactly what you can do next year. Now, all that said, right, it also sounds as if you are in a somewhat of a competitively advantaged position given the current backdrop. And I don’t know if gas prices decline, but if they were to do that, that’s not usually a margin down event.

So it does seem as if some of this elevated profitability you’re posting might not stay at the same level, but also doesn’t sound as if there’s real material risk for kind of massive reversion/decline. So maybe, I know there’s a lot in there, but maybe if you could just kind of touch on, the risk to that EBITDA and, to those that would be so fearful of that reversion, if they in fact could be a bit incorrect.

<<Andrew Clyde, President and Chief Executive Officer>>

Sure. Well, look, I know there’s a camp out there that has a perspective that margins will return to more normalized levels. And certainly they get baked into 2023 and 2024 earnings. I haven’t seen a detailed thesis that stands behind what they believe on that front. So I’m not going to put words in anyone’s mouth, but we’ve been describing this industry through a very clear set of fundamentals. It’s been part of our annual bonus plan, well before COVID and all revolves around the notion of the fuel breakeven margin requirement for us and then on a relative basis for the industry.

And so, that is what has created the elevated margins, the supply curve for our industry has gotten steeper. The marginal player needs more fuel margin to breakeven, and cover their cash cost, than they’ve ever needed before. And because our breakeven remains very, very, very low and advantaged on a relative basis, we’re able to extract more of that advantage even in the face of higher things like credit card fees, et cetera, that are price related.

So I think the first thing you’d have to believe if you were to argue the thesis that margins are going to return to a more normalized level is if you also believe that the breakeven margin requirements for the marginal retailers fall rapidly and significantly in a very short period of time, labor costs go down, prices go down, volumes restored, merchandise sales come back on things where they’ve lost share. I mean, all the various top line cost items that make up that breakeven requirement all of a sudden turn around in their favor very quickly.

And I certainly don’t subscribe to that theory, but that’s one of the theories you’d have to believe is all of a sudden, all of this inflation and higher prices and cost pressures disappear rapidly. I don’t think that’s going to be the case. I guess the second argument one could make would be is that the pass-through mechanism that you see in pricing fails for some reason, perhaps it all gets competed away. Well if the bottom of the market starts competing it all away at some point, there’s going to be pressure on the top of the market where their margin requirement is greater than the margin they’re earning.

And next, the small operators are all going out of business, right. And I really don’t see that dynamic happening. And certainly even the big grocery store chains that are in fuel or being pressured with their cost structure, they need to earn a profit on fuel like they always have. I suppose you could have government price controls or something that might put the margin at risk. I don’t see that happening in the next 12 months. So there’s that theory that says, well, they’re going to return to more normalized levels, but I really haven’t seen that thesis built out. And I don’t think the industry fundamentals support it whatsoever.

<<Rob Dickerson, Jefferies>>

Understood. That’s very helpful. Okay. Maybe just a couple more questions in the sake of time. Repurchase activity: You’ve laid out a multi-year plan. I believe you said, profitability and free cash flow generation remain higher than expected. You continue to be opportunistic with buybacks. I’m just curious, the target that you have, right. If your profitability were to remain elevated and free cash flow is still healthy, would you consider potentially going beyond that target or accelerating their repurchase activity rate and then potentially looking to use excess cash elsewhere?

<<Andrew Clyde, President and Chief Executive Officer>>

Yeah, well, we certainly do not set share repurchase targets or programs that our Board approves and then just let them sit there. We always intend to execute against them. The question is how quickly do we do it? So the prior $500 million program was executed in well under a year and a half. We have a new $1 billion program. We made good progress in the first quarter. And we’ll be announcing in the second quarter our further progress against that. So we’ll continue to execute against that authorization.

I think we made very clear in our “non-guidance, guidance” around a modeled fuel margin, if we’re continuing to earn amounts above and beyond that level, those funds will get directed to share repurchase. We have a plan to grow our nominal dividend. It’s on autopilot. We have a capital plan that’s fully funded by free cash flow. And so to the extent, we have higher earnings and free cash flow, I think we’ve been very clear as to where we would put that.

And if I think in terms of, how long does that super elevated margin remain? I think when we set forth our raise the bar chart the last time, and we said in 2026, we could see an $800 million EBITDA case. Or we could see $1 billion EBITDA case. I can’t imagine either one of those scenarios, with the amount of shares we’ll buy back and at the multiple that I think the advantage value player in the sector is warranted, that share repurchases at prior current levels aren’t attractive when we sit here in 2026 and look backwards.

So I think there’s a conviction about the business model, its advantage and endurance in this type of environment, and the amount of free cash flow it generates allows us to both grow organically and repurchase shares and continue to allocate capital the way we’ve done it since the spin. And we have a unique opportunity in this margin environment to keep a good, solid foot on the gas pedal there.

<<Rob Dickerson, Jefferies>>

All right. Makes sense. Maybe one last one if you don’t mind, maybe see if you’ll opine on valuation relative to everything else you’ve said, right. CEOs don’t always comment on valuation, but I think it’s relevant at this point because I’d argue a lot of the comments you’re making almost make it sound as if Murphy USA is de-risked a bit, right. If we have faster pricing coming through, lower cost margin event player could still grow volumes, profitability, should hopefully be somewhat sustainable. And if you’re doing well in elevated cost environment, while at the same time if cost go down, you do well. So…

<<Andrew Clyde, President and Chief Executive Officer>>

By the way, if fuel prices come down, we do very well.

<<Rob Dickerson, Jefferies>>

Right. Exactly. So you’re doing well when they go up right now and you could do very well if they come down. So if you think about, I know, where valuation is today, I mean, do you personally believe as a shareholder, right. Murphy should trade at a premium relative to history given the Delta in the business.

<<Andrew Clyde, President and Chief Executive Officer>>

Sure. So look, I’ve learned not to go talk too much about multiples or complain about the multiple, but I do think it is a function of the next 12 months of earnings. And if you look at where consensus is, on average, it’s well below what we expect to do this year, what the analyst community expects us to do this year, what we did last year, et cetera. And so I would say if you’re going to challenge valuation, you first have to look at what do you think we’re going to do in the next 12 months, and as we’ve talked about before, the more normalized margin camp, I think there is just a little bit better thesis to consider.

But to the extent we don’t get a valuation adjustment. We’re fine because we’d rather buy back the shares at a discount to where they could otherwise be. So maybe I’ll just leave it at that; we see a really bright future regardless of how the current environment shakes out, it’s going to be very good for free cash flow and share repurchase. And if the stock price lags getting to where it ultimately deserves to be, then we’ll just buy those shares back for less than we would have otherwise.

<<Rob Dickerson, Jefferies>>

Good answer. All right. Great. Well, look, I think we can end it there. Thank you again, Andrew, and to those listening and hopefully you will enjoy the conference this week.

<<Andrew Clyde, President and Chief Executive Officer>>
Great. Thank you, Rob.